Exhibit 23.3



                     CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Activision, Inc.


We consent to the incorporation by reference in the registration statement on Form S-3 of Activision, Inc. of our report dated May 8, 1997, with respect to the consolidated balance sheet of Activision, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the March 31, 1997 annual report on Form 10-K of Activision, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Peat Marwick LLP

Los Angeles, California
February 11, 1998